Exhibit 23.3

March 12, 2017

e.l.f. Cosmetics, Inc.

570 10th St.

Oakland, CA 94607

Subject: Consent of Calimesa Consulting Partners, LLC

Calimesa Consulting Partners, LLC (“Calimesa”) prepared a market study dated October 2015 for e.l.f. Beauty, Inc. Calimesa consents to the use of data from such study in the Registration Statement on Form S-1 and related prospectus of e.l.f. Beauty, Inc. and to the reference in the prospectus to Calimesa’s name in connection therewith.

Dated: March 12, 2017

Calimesa Consulting Partners, LLC

By:	/s/ Nickolaus R. Feimer

Name:	Nickolaus R. Feimer

Title:	Managing Partner